Exhibit 99.1

ANCESTRY.COM LLC REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

– Second Quarter Revenues $169.4 million, Up 8.5% Year-Over-Year;

Up 10.2% on Constant Currency Basis –

– Second Quarter Adjusted EBITDA $67.3 million, Up 16.1% Year-Over-Year1 –

PROVO, Utah, July 22, 2015 – Ancestry.com LLC (the “Company”), the world’s largest online family history resource, reported financial results today for the second quarter ended June 30, 2015.

“Our business is performing well at nearly every level, highlighted in the second quarter by improving revenue growth and continued strong Adjusted EBITDA growth,” said Tim Sullivan, Chief Executive Officer of the Company. “We are seeing continued momentum both in our Ancestry subscriber business and growth at AncestryDNA, which hit the one million DNA customer milestone earlier this month. This quarter Ancestry also released a major upgrade to its core website that transforms how customers view, arrange, and share the details of their ancestors’ lives, helping them weave together a richer, more complete picture of the events, places, and eras that shaped the people who led to them. Product improvements and new content are important growth drivers for our business for new and existing subscribers alike, and the new features and experience on Ancestry, combined with exciting new content releases on tap, position us well for the future.”

Second Quarter 2015 Financial Highlights

•	Total revenues for the second quarter 2015 were $169.4 million compared to $156.1 million in the second quarter of 2014, driven by growth in revenues from AncestryDNA and the core Ancestry websites. Second quarter 2015 total revenues were reduced by approximately one-and-one-half percentage points due to the foreign exchange impact of the strong U.S. dollar.

•	Net income for the second quarter of 2015 was $13.7 million compared to a net loss of $(7.6) million in the second quarter of 2014.

•	Adjusted EBITDA[2] for the second quarter of 2015 was $67.3 million, compared to $55.4 million in the second quarter of 2014. Adjusted EBITDA for the three months ended June 30, 2014 included $2.6 million of professional service fees related to litigation.

•	Free cash flow[3] totaled $20.4 million for the second quarter of 2015, compared to $10.2 million for the second quarter of 2014.

•	Cash and cash equivalents totaled $108.1 million as of June 30, 2015.

•	Obligations under long-term debt[4] totaled $854.5 million as of June 30, 2015.

[1]	Adjusted EBITDA for the three months ended June 30, 2015 increased 21.5% year-over-year. Excluding the impact of one-time expenses of $2.6 million of professional service fees related to litigation for the three months ended June 30, 2014, adjusted EBITDA increased 16.1% in the second quarter of 2015.
[2]	Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges, including depreciation, amortization and stock-based compensation expense.
[3]	Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
[4]	This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or loans to its parent related to the PIK Notes.

Ancestry Business Updates

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,220,000 as of June 30, 2015, roughly flat with the 2015 first quarter and up 5% compared to June 30, 2014.

•	Product – Ancestry completed beta testing its website enhancements and began rolling out the upgrade across its subscriber base. The new website features and capabilities and site enhancements reinvent the ways Ancestry members create and showcase their family story. The Company also released the first version of its new mobile search capability on its iOS app.

•	Content – The Company added more than 260 million new records in the second quarter of 2015 and now has more than 16 billion total records. New collections added in the second quarter included:

•	More than 25 million Virginia birth, death, marriage and divorce records from 1864-2014, digitized in collaboration with the Virginia Department of Health

•	5.2 million USA passenger and crew list records, further augmenting the world’s largest online collection of such records

•	More than 19 million new international records including Swedish death records spanning 1878-1942, Brandenburg, Germany church and birth, marriage and death records, and Romanian vital records dating to 1607

•	UK World War I diaries, including daily accounts from the Gallipoli Campaign as well as accounts of missions in France, Belgium and Germany in 1919-1920

•	AncestryDNA – AncestryDNA now has a database with DNA samples from 1,000,000 people.

•	AncestryDNA and Calico, a Google-funded research and development company focused on longevity research and therapeutics, announced a collaboration to analyze family history and genetics to investigate heredity of human lifespan and facilitate the development of cutting edge therapeutics.

•	AncestryHealth – On July 16th the Company announced the beta release of AncestryHealth, a new website aimed at providing consumers with important health insights to help promote wellness, prevent illness, and lead healthier lives. The AncestryHealth initiative is being led by the Company’s newly appointed Chief Health Officer.

Conference Call & Webcast

Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing (844) 831-3026 (domestic toll-free) or (315) 625-6887 (international) approximately ten minutes prior to the start time.

Use of Non-GAAP Measures

The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges, including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the GAAP equivalent of these non-GAAP measures is contained in tabular form on the attached unaudited summary financial statements.

The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.

About Ancestry.com

Ancestry.com is the world’s largest online family history resource with more than 2 million paying subscribers across all its websites. More than 16 billion records have been added, and users have created more than 70 million family trees to the core Ancestry websites, including its flagship site www.ancestry.com and its affiliated international websites. Ancestry.com offers a suite of online family history brands, including Archives.com, Fold3.com, Newspapers.com, as well as the AncestryDNA product, sold by its subsidiary, Ancestry.com DNA, LLC, and the new AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC, all of which, along with its core Ancestry websites, are designed to empower people to discover, preserve and share their family history.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, financial and operating performance, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; and its ability to add tools and features and provide value to satisfy customer demand. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, which was filed with the Securities and Exchange Commission on May 1, 2015, and in discussions in other of our Securities and Exchange Commission filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$108,087	$108,494
Restricted cash	3,518	49,086
Accounts receivable, net of allowances of $969 and $540 at June 30, 2015 and December 31, 2014, respectively	11,874	11,241
Current deferred income taxes	1,375	5,277
Prepaid expenses and other current assets	12,563	11,643

Total current assets	137,417	185,741
Property and equipment, net	39,842	37,106
Content databases, net	283,322	282,815
Intangible assets, net	214,127	269,054
Goodwill	948,283	948,283
Other assets	13,609	3,175

Total assets	$1,636,600	$1,726,174

LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$18,597	$11,515
Accrued expenses	31,421	47,029
Acquisition-related liabilities	3,518	49,086
Deferred revenues	149,904	145,010
Current portion of long-term debt	29,033	46,537

Total current liabilities	232,473	299,177
Long-term debt, net	791,455	799,403
Deferred income taxes	90,026	115,461
Other long-term liabilities	26,321	16,406

Total liabilities	1,140,275	1,230,447
Commitments and contingencies
Member’s interests:
Member’s interests	650,972	666,830
Accumulated deficit	(154,647)	(171,103)

Total member’s interests	496,325	495,727

Total liabilities and member’s interests	$1,636,600	$1,726,174

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$145,408	$137,961	$287,125	$275,155
Product and other revenues	24,016	18,091	46,896	34,543

Total revenues	169,424	156,052	334,021	309,698
Costs of revenues:
Cost of subscription revenues	25,584	23,895	51,279	47,263
Cost of product and other revenues	13,882	10,615	28,148	21,928

Total cost of revenues	39,466	34,510	79,427	69,191

Gross profit	129,958	121,542	254,594	240,507
Operating expenses:
Technology and development	24,282	24,236	47,725	48,801
Marketing and advertising	41,203	40,986	84,380	86,191
General and administrative	12,427	15,341	23,882	29,555
Amortization of acquired intangible assets	27,464	37,001	54,927	74,052

Total operating expenses	105,376	117,564	210,914	238,599

Income from operations	24,582	3,978	43,680	1,908
Interest expense, net	(16,622)	(17,759)	(33,830)	(35,150)
Other income (expense), net	190	306	(73)	325

Income (loss) before income taxes	8,150	(13,475)	9,777	(32,917)
Income tax benefit	5,512	5,866	6,679	22,931

Net income (loss)	$13,662	$(7,609)	$16,456	$(9,986)

Comprehensive income (loss)	$13,662	$(7,609)	$16,456	$(9,986)

ANCESTRY.COM LLC

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014(1)	2015	2014(1)
	(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$13,662	$(7,609)	$16,456	$(9,986)
Interest expense, net	16,622	17,759	33,830	35,150
Other (income) expense, net	(190)	(306)	73	(325)
Income tax benefit	(5,512)	(5,866)	(6,679)	(22,931)
Depreciation	5,544	5,199	11,106	10,298
Amortization	35,298	44,201	70,404	88,338
Stock-based compensation expense	1,876	2,018	3,801	3,824

Adjusted EBITDA	$67,300	$55,396	$128,991	$104,368

Capitalization of content databases	(9,140)	(11,533)	(16,540)	(19,519)
Purchases of property and equipment	(2,292)	(8,483)	(6,444)	(12,978)
Cash paid for interest	(22,824)	(23,424)	(29,253)	(30,346)
Cash received (paid) for income taxes	(12,600)	(1,711)	(12,805)	886

Free cash flow(2)	$20,444	$10,245	$63,949	$42,411

Footnotes:

(1)	Net loss and therefore adjusted EBITDA and free cash flow for the three and six months ended June 30, 2014 include $2.6 million and $3.5 million, respectively, of professional service fees related to litigation and costs associated with the return of capital transaction declared in February 2014 by our Parent.
(2)	Free cash flow for the three and six months ended June 30, 2015 does not include $18.7 million and $29.1 million, respectively, of payments to our parent company, Ancestry.com Holdings LLC, related to both accumulated interest on the PIK notes and a $10.0 million note receivable issued to our parent company related to the repurchase of a portion of the PIK Notes in March 2015. Free cash flow for the three and six months ended June 30, 2014 does not include an $18.4 million return-of-capital distribution paid to our parent company to pay accumulated interest on its PIK Notes.

ANCESTRY.COM LLC

Total Subscribers and Net Subscriber Additions

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
	(unaudited)
Total subscribers	2,220	2,219	2,109
Net subscriber additions	1	104	(52)

CONTACT: Melissa Garrett

mgarrett@ancestry.com

(801) 705-7105